EXHIBIT 5

  OPINION OF WATKINS LUDLAM & STENNIS, P.A. REGARDING LEGALITY
                      TO BE GIVEN AT CLOSING

                                      , 1997





Board of Directors
Stoneville Insurance Company
633 North State Street, Suite 200
Jackson, Mississippi  39202

Gentlemen:

     We have acted as counsel to Stoneville Insurance Company in connection with the preparation of its Registration Statement on Form S-4 for registration of a maximum of 650,000 shares of Common Stock, $1.00 par value, under the Securities Act of 1933. Such shares are to be issued pursuant to the Plan and Agreement of Reorganization and Conversion of Delta Agricultural and Industrial Trust (the "Plan"), dated as of March 20, 1997.

     We have examined the Plan, the Articles of Incorporation and the amendments thereto of Stoneville Insurance Company, and such other documents as we deemed relevant.

     Based on the foregoing, it is our opinion that the maximum of 650,000 shares of Common Stock of Stoneville Insurance Company to be registered under the Securities Act of 1933 (i) when issued pursuant to the Plan will be legally issued, fully paid and non-assessable shares of Common Stock of Stoneville Insurance
Company; and (ii) such shares which are not issued pursuant to the Plan, when duly delivered against payment therefor as contemplated by the Prospectus comprising Part I of the Registration Statement, will be validly issued, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" and other such locations as it may appear in the Prospectus comprising Part I of the Registration
Statement.

Sincerely,



WATKINS LUDLAM & STENNIS, P.A.